UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Amendment No. 1*

Microchip Technology Incorporated

(Name of Issuer)

Common Stock

(Title of Class of Securities)

595017104

(CUSIP Number)

April 30, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 595017104                                                                                           13G

1.                                    NAME OF REPORTING PERSON (S.S. or I.R.S. Identification No. of Above Person)

Austin, Calvert & Flavin, Inc.  Tax ID No. 74-2140265

2.                                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)                               [ ]

(b)                              [ ]

3.                                    SEC USE ONLY

4.                                    CITIZENSHIP OR PLACE OF ORGANIZATION:  Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.                                    SOLE VOTING POWER                                                                                                                      360,061 (See Item 4)

6.                                    SHARED VOTING POWER                                                                                             0

7.                                    SOLE DISPOSITIVE POWER                                                                                 360,061 (See Item 4)

8.                                    SHARED DISPOSITIVE POWER                                                        0

9.                                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                    360,061 (See Item 4)

10.                            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES:                      [ ]

11.                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  0.2

12.                            TYPE OF PERSON REPORTING: IA

CUSIP No. 595017104                                                                                           13G

1.                                    NAME OF REPORTING PERSON (S.S. or I.R.S. Identification No. of Above Person)

Ivy Investment Management Company Tax ID No. 03-0481447

2.                                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)                               [ ]

(b)                              [ ]

3.                                    SEC USE ONLY

4.                                    CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.                                    SOLE VOTING POWER                                                                                                                      5,223,436 (See Item 4)

6.                                    SHARED VOTING POWER                                                                                             0

7.                                    SOLE DISPOSITIVE POWER                                                                                 5,223,436 (See Item 4)

8.                                    SHARED DISPOSITIVE POWER                                                        0

9.                                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  5,223,436 (See Item 4)

10.                            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES:                      [ ]

11.                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  2.9

12.                            TYPE OF PERSON REPORTING: IA

CUSIP No. 595017104                                                                                           13G

1.                                    NAME OF REPORTING PERSON (S.S. or I.R.S. Identification No. of Above Person)

Waddell & Reed Investment Management Company Tax ID No. 48-1106973

2.                                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)                               [ ]

(b)                              [ ]

3.                                    SEC USE ONLY

4.                                    CITIZENSHIP OR PLACE OF ORGANIZATION:  Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.                                    SOLE VOTING POWER                                                                                                                      13,323,470 (See Item 4)

6.                                    SHARED VOTING POWER                                                                                             0

7.                                    SOLE DISPOSITIVE POWER                                                                                 13,323,470 (See Item 4)

8.                                    SHARED DISPOSITIVE POWER                                                        0

9.                                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  13,323,470 (See Item 4)

10.                            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES:                      [ ]

11.                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  7.3

12.                            TYPE OF PERSON REPORTING: IA

CUSIP No. 595017104                                                                                           13G

1.                                    NAME OF REPORTING PERSON (S.S. or I.R.S. Identification No. of Above Person)

Waddell & Reed, Inc.  Tax ID No. 43-1235675

2.                                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)                               [ ]

(b)                              [ ]

3.                                    SEC USE ONLY

4.                                    CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.                                    SOLE VOTING POWER                                                                                                                      13,683,531 (See Item 4)

6.                                    SHARED VOTING POWER                                                                                             0

7.                                    SOLE DISPOSITIVE POWER                                                                                 13,683,531 (See Item 4)

8.                                    SHARED DISPOSITIVE POWER                                                        0

9.                                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  13,323,470 (See Item 4)

10.                            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES:                      [ ]

11.                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  7.5

12.                            TYPE OF PERSON REPORTING:  BD

CUSIP No. 595017104                                                                                           13G

1.                                    NAME OF REPORTING PERSON (S.S. or I.R.S. Identification No. of Above Person)

Waddell & Reed Financial Services, Inc. Tax ID No. 43-1414157

2.                                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)                               [ ]

(b)                              [ ]

3.                                    SEC USE ONLY

4.                                    CITIZENSHIP OR PLACE OF ORGANIZATION:  Missouri

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.                                    SOLE VOTING POWER                                                                                                                      13,683,531 (See Item 4)

6.                                    SHARED VOTING POWER                                                                                             0

7.                                    SOLE DISPOSITIVE POWER                                                                                 13,683,531 (See Item 4)

8.                                    SHARED DISPOSITIVE POWER                                                        0

9.                                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  13,323,470 (See Item 4)

10.                            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES:                      [ ]

11.                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  7.5

12.                            TYPE OF PERSON REPORTING: HC

CUSIP No. 595017104                                                                                           13G

1.                                    NAME OF REPORTING PERSON (S.S. or I.R.S. Identification No. of Above Person)

                                                Waddell & Reed Financial, Inc.  Tax ID No. 51-0261715

2.                                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)                               [ ]

(b)                              [ ]

3.                                    SEC USE ONLY

4.                                    CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.                                    SOLE VOTING POWER                                                                                                                      18,906,967 (See Item 4)

6.                                    SHARED VOTING POWER                                                                                             0

7.                                    SOLE DISPOSITIVE POWER                                                                                 18,906,967 (See Item 4)

8.                                    SHARED DISPOSITIVE POWER                                                        0

9.                                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  18,906,967 (See Item 4)

10.                            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES:                      [ ]

11.                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  10.4

12.                            TYPE OF PERSON REPORTING:  HC

Item 1(a):		Name of Issuer: Microchip Technology Incorporated

Item 1(b):		Address of Issuer’s Principal Executive Offices:

2355 West Chandler Boulevard
Chandler, AZ 85224

Item 2(a):		Name of Person Filing:

(i) Waddell & Reed Financial, Inc.
(ii) Waddell & Reed Financial Services, Inc.
(iii) Waddell & Reed, Inc.
(iv) Waddell & Reed Investment Management Company
(v) Ivy Investment Management Company
(vi) Austin, Calvert & Flavin, Inc.

Item 2(b):		Address of Principal Business Office:

	(i)-(v):	6300 Lamar Avenue
Overland Park, KS 66202

	(vi):	755 E. Mulberry, Suite 400
San Antonio, TX 78212

Item 2(c):		Citizenship:

(i), (iii), (v): Delaware
(ii): Missouri
(iv): Kansas
(vi): Texas

Item 2(d):		Title of Class of Securities: Common Stock

Item 2(e):		CUSIP Number: 595017104

Item 3:		The reporting person is:

(i) Waddell & Reed Financial, Inc., a parent holding company in accordance with Reg. 240.13d-1(b)(1)(ii)(G);
(ii) Waddell & Reed Financial Services, Inc., a parent holding company in accordance with Reg. 240.13d-1(b)(1)(ii)(G);
(iii) Waddell & Reed, Inc., a broker-dealer in accordance with Reg. 240.13d-1(b)(1)(ii)(A);
(iv) Waddell & Reed Investment Management Company, an investment advisor in accordance with Reg. 240.13d-1(b)(1)(ii)(E);

	(v)	Ivy Investment Management Company, an investment advisor in accordance with Reg. 240.13d-1(b)(1)(ii)(E); and
	(vi)	Austin, Calvert & Flavin, an investment advisor in accordance with Reg. 240.13d-1(b)(1)(ii)(E).

Item 4:	Ownership

The securities reported on herein are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”), by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or by managed accounts advised by Austin, Calvert & Flavin, Inc., an investment advisor and wholly owned subsidiary of WRIMCO.  WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”).  In turn, WRFSI is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company (“WDR”).  The investment advisory contracts grant WRIMCO, IICO and ACF all investment and/or voting power over securities owned by such advisory clients.  The investment sub-advisory contracts grant WRIMCO and IICO investment power over securities owned by such sub-advisory clients and, in most cases, voting power.  Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.  Therefore, WRIMCO, IICO and/or ACF may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

ACF, IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act.  Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and/or ACF.

	(a)	Amount beneficially owned: 18,906,967

	(b)	Percent of class: 10.4

	(c)	Number of shares as to which the person has:

(i) Sole voting power to vote or to direct the vote:

WDR: 18,906,967 (indirect)
WRFSI: 13,683,531 (indirect)
WRI: 13,683,531 (indirect)
WRIMCO: 13,323,470 (direct)
IICO: 5,223,436 (direct)
ACF: 360,061 (direct)

(ii) Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of:

WDR: 18,906,967 (indirect)
WRFSI: 13,683,531 (indirect)
WRI: 13,683,531 (indirect)
WRIMCO: 13,323,470 (direct)
IICO: 5,223,436 (direct)
ACF: 360,061 (direct)

(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5:                                                   Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:     [ ]

Item 6:                                                   Ownership of More than Five Percent on Behalf of Another Person:

The clients of ACF, IICO and WRIMCO, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from as well as the proceeds from the sale of such securities.

Item 7:                                                   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

See Attached Exhibit 2.

Item 8:                                                   Identification and Classification of Members of the Group:

Not Applicable.

Item 9:                                                   Notice of Dissolution of Group:

Not Applicable.

Item 10:                                           Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:        May 7, 2009

Waddell & Reed Financial, Inc.	Waddell & Reed Financial Services, Inc.

By: /s/ Wendy J. Hills	By: /s/ Wendy J. Hills
Name: Wendy J. Hills	Name: Wendy J. Hills
Title: Vice President	Title: Attorney-In-Fact

Waddell & Reed, Inc.	Waddell & Reed Investment Management Company

By: /s/ Wendy J. Hills	By: /s/ Wendy J. Hills
Name: Wendy J. Hills	Name: Wendy J. Hills
Title: Attorney-In-Fact	Title: Attorney-In-Fact

Austin, Calvert & Flavin, Inc.

By: /s/ Wendy J. Hills
Name: Wendy J. Hills
Title: Attorney-In-Fact

EXHIBIT INDEX

Exhibit
No.	Description

1	Joint Filing Agreement

2	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

3	Power of Attorney